Exhibit 10.6

FIRST AMENDMENT TO LETTER AGREEMENT

THIS FIRST AMENDMENT TO LETTER AGREEMENT (this “Amendment”) is made and entered into as of [insert Closing Date], 2022, by and among (i) Newsight Imaging Ltd., an Israeli company (the “Company”), (ii) Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”), (iii) Vision Sensing LLC, a Delaware limited liability company (the “Sponsor”) and (iv) the undersigned individuals, each of whom is or was a member of VSAC’s board of directors and/or management team (each an “Insider” and collectively, the “Insiders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Agreement (as defined below) (and if such term is not defined in the Original Agreement, then in the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, VSAC, the Sponsor and the Insiders are parties to that certain Letter Agreement, dated as of November 1, 2021 (the “Original Agreement” and, as amended by this Amendment, the “Letter Agreement”);

WHEREAS, on August 30, 2022 (i) the Company, (ii) Newsight MergerSub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and (iii) VSAC, entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, (i) prior to, but contingent upon, the Closing of the Merger, pursuant to a recapitalization (the “Recapitalization”) approved by the Company’s shareholders, (a) the Company shall effect a stock split of the Company’s ordinary shares, with a nominal value of NIS 0.1 per share (“Company Ordinary Shares”) on a ratio as set forth in the Business Combination Agreement (the “Split”); (b) immediately following such Split, each then outstanding Company Ordinary Share shall become and be converted into such number of Company Ordinary Shares as is determined pursuant to the terms of the Business Combination Agreement, and (c) as a result of the Recapitalization, each Company Warrant and each option to purchase Company Ordinary Shares shall be adjusted to reflect the Recapitalization as set forth in Section 1.8 of the Business Combination Agreement; (ii) as described in Article I of the Business Combination Agreement, immediately following the consummation of the Recapitalization, Merger Sub shall, at the Effective Time, be merged with and into VSAC, and VSAC shall continue as a wholly owned subsidiary of the Company, and, in connection therewith, (A) each share of the VSAC Common Stock issued and outstanding immediately prior to the Effective Time, including shares of VSAC Common Stock issued in a PIPE Investment to be consummated immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive an equal number of Company Ordinary Shares, and (B) each VSAC Warrant shall be exchanged for the right to receive a warrant to purchase the same number of Company Ordinary Shares (each, a “Company Warrant”) at the same exercise price during the same exercise period as the VSAC Warrant being exchanged all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law; and (iii) the certificate of incorporation of VSAC shall be amended and restated in the form attached as Exhibit A to the Business Combination Agreement and each issued and outstanding share of common stock of Merger Sub shall become and be converted into one share of common stock of VSAC, and the corporate name of VSAC shall be changed to Newsight HoldCo, Inc.;

WHEREAS, the Closing is occurring simultaneously with the execution and delivery of this Amendment by the parties hereto, and this Amendment is being executed and delivered in fulfillment of a condition to the Closing; and

WHEREAS, the parties hereto desire to amend the Original Agreement to have the Company assume the rights and obligations of VSAC thereunder with respect to the Company Ordinary Shares and Company Warrants issued in replacement for the VSAC Common Stock and VSAC Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Assignment to and Assumption by the Company of the Original Letter. The parties hereby agree to add the Company as a party to the Letter Agreement. The parties further agree that, from and after the Closing, (i) all of the rights and obligations of VSAC under the Original Agreement are hereby assigned and delegated to and assumed by the Company as if it were the original “Company” party thereto and (ii) all references to VSAC under the Original Agreement relating to periods from and after the Closing shall instead be a reference to the Company. By executing this Amendment, the Company hereby agrees to be bound by and subject to all of the terms and conditions of the Original Agreement, from and after the date hereof as if it were the original “Company” party thereto.

2. Further Amendments Original Agreement. The Parties hereby agree that all references to VSAC Common Stock and VSAC Warrants in the Original Agreement shall from and after the effectiveness of this Amendment be references to the Company Ordinary Shares or Company Warrants, respectively, issued in replacement therefore.

3. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Letter Agreement in the Original Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Amendment (or as the Letter Agreement may be further amended or modified in accordance with the terms thereof and hereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Original Agreement.

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IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this First Amendment to Insider Letter Agreement as of the date first above written.

VSAC:

VISION SENSING ACQUISITION CORP.

By:
Name:	George Peter Sobek
Title:	Chairman and Chief Executive Officer

The Company:

NEWSIGHT IMAGING LTD.

By:
Name:
Title:

Sponsor:

VISION SENSING LLC

By:
Name:	George Cho You So
Title:	Managing Member

Insiders:

George Peter Sobek

Hang Kon Louis Ma

Joseph Mitchell Magen

William Webster IV

Garry Richard Stein